2 Leman Street

London E1W 9US

United Kingdom

April 25, 2024

Via Edgar

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Jessica Ansart

Re: Renalytix plc

Registration Statement on Form S-3

Filed on April 17, 2024

File No. 333-278765

Acceleration Request

Requested Date: April 29, 2024

Requested Time: 4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-3 (File No. 333-278765) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on April 29, 2024, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Katie Kazem of Cooley LLP, counsel to the Registrant, at (703) 456-8043.

[Signature page follows]

Very truly yours,

Renalytix plc

By: /s/ James McCullough

James McCullough

Chief Executive Officer

cc: O. James Sterling, Renalytix plc

Marc Recht, Cooley LLP

Katie Kazem, Cooley LLP